Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement, pertaining to the 2025 Share Incentive Plan of Yiren Digital Ltd. of our report dated April 28, 2025 relating to the consolidated balance sheet of Yiren Digital Ltd. as of December 31, 2024, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for the year ended December 31, 2024 as filed with the Securities and Exchange Commission on April 28, 2025 on Form 20-F.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP
Wei, Wei & Co., LLP

Flushing, New York
March 3, 2026